Exhibit 11(b)

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

October 2, 2024

Blackstone Private Credit Fund

345 Park Avenue

31st Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Private Credit Fund, a Delaware statutory trust (the “Company”), in connection with the Registration Statement on Form N-14 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of (a) up to $500,000,000 aggregate principal amount of 7.300% Notes due 2028 (the “7.300% Exchange Notes”), (b) up to $500,000,000 aggregate principal amount of 6.250% Notes due 2031 (the “6.250% Exchange Notes”) and (c) up to $500,000,000 aggregate principal amount of 5.950% Notes due 2029 (the “5.950% Exchange Notes” and, together with the 7.300% Exchange Notes and the 6.250% Exchange Notes, the “Exchange Notes”).

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Blackstone Private Credit Fund		Simpson Thacher & Bartlett LLP

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The 7.300% Exchange Notes will be issued pursuant to an indenture, dated as of September 15, 2021 (the “Base Indenture”) and the eleventh supplemental indenture, dated as of November 27, 2023, to the Base Indenture (the “Eleventh Supplemental Indenture”) between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”). The 6.250% Exchange Notes will be issued pursuant to the Base Indenture and the twelfth supplemental indenture, dated as of January 25, 2024, to the Base Indenture (the “Twelfth Supplemental Indenture”) between the Company and the Trustee. The 5.950% Exchange Notes will be issued pursuant to the Base Indenture and the thirteenth supplemental indenture, dated as of May 29, 2024 (the “Thirteenth Supplemental Indenture” and, collectively with the Base Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, the “Indenture”) between the Company and the Trustee. The 7.300% Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of the Company’s outstanding 7.300% Notes due 2028, which have not been registered under the Securities Act. The 6.250% Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of the Company’s outstanding 6.250% Notes due 2031, which have not been registered under the Securities Act. The 5.950% Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of the Company’s outstanding 5.950% Notes due 2029, which have not been registered under the Securities Act.

We have examined the Registration Statement and the Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Blackstone Private Credit Fund		Simpson Thacher & Bartlett LLP

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In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Indenture and the Exchange Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company of the Indenture and the Exchange Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Indenture and the Exchange Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offers described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Blackstone Private Credit Fund		Simpson Thacher & Bartlett LLP

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Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 5.14 of the Base Indenture or (ii) Section 1.10 of the Indenture relating to the separability of provisions of the Base Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

Blackstone Private Credit Fund		Simpson Thacher & Bartlett LLP

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We hereby consent to the filing of this opinion letter as Exhibit 11(b) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP